FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-140331

SUPPLEMENT NO. 5 DATED NOVEMBER 16, 2007
TO PROSPECTUS DATED FEBRUARY 15, 2007
QUEPASA CORPORATION

Quarterly Results

A copy of the Quarterly Report of Quepasa Corporation on Form 10-QSB, as amended, for the period ended March 31, 2007 is attached.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-QSB/A
Amendment No. 1
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2007
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission File Number: 001-33105
QUEPASA CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	86-0879433 (IRS Employer Identification No.)
7550 E. Redfield Rd., Suite A
Scottsdale, AZ 85260
(Address of principal executive offices)
(480) 348-2665
(Issuer’s telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.): Yes ☐ No ☑
The number of outstanding shares of the registrant’s Common Stock as of May 11, 2007 was 12,238,261 shares.
Transitional Small Business Disclosure Format (Check one): Yes ☐ No ☑

QUEPASA CORPORATION AND SUBSIDIARIES

Explanatory Note — Restatement of Financial Information; Going Concern Qualification
On October 22, 2007 Quepasa Corporation (the “Company”) announced that the Company’s management had determined that a restatement of the consolidated financial statements for the fiscal year ended December 31, 2006 and for the interim periods ended March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007, and June 30, 2007 were required. On October 30, 2007 the Company filed Amendment No. 2 on Form 10-KSB/A that restated the consolidated financial information in the Selected Financial Data for the year ended December 31, 2006, the unaudited selected quarterly financial information for quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, and the related financial information and disclosures originally filed with the Securities and Exchange Commission (the “SEC”) on Form 10-KSB on April 17, 2007 and Form 10-KSB/A on May 4, 2007. This Amendment No. 1 (“Amendment No. 1”) on Form 10-QSB/A includes the restatement of the unaudited condensed consolidated financial statements for the interim period ended March 31, 2007 and the unaudited selected quarterly financial information for the interim period ended March 31, 2006, and the related financial information and disclosures originally filed with the Securities and Exchange Commission (the “SEC”) on Form 10-QSB on May 15, 2007. As soon as practicable, the Company will file an amended Form 10-QSB for the interim period ended June 30, 2007 with the SEC. The Company’s Form 10-QSB for the interim period ended September 30, 2007 will reflect the restatement for the interim period ended September 30, 2006.
This restatement relates to errors associated with the Company’s valuation of certain warrants and stock option awards granted in 2006. Upon review of the assumptions applied in the Black-Scholes option pricing models used to value these warrant and stock option awards, the Company identified errors in the assumptions for the expected volatility rates and expected terms. This restatement had no effect on the Company’s cash flows from operating, investing, or financing activities for 2006 or 2007.
The following table sets forth the effects of the restatement on net loss for the applicable periods (dollars in thousands, except per share amounts):

	For the Three Months Ended
	(Unaudited)		(Unaudited)
	March 31, 2007		March 31, 2006
Net loss, as previously reported	$	(3,156)	$(6,833)
Total adjustments		(49)	(1,970)

Net loss, as restated	$	(3,205)	$(8,803)

The following table sets forth the effects of the restatement on net loss per share, basic and diluted:

For the Three Months Ended
	(Unaudited)		(Unaudited)
	March 31, 2007		March 31, 2006
Net loss per share, as previously reported	$	(0.26)	$	(0.87)
Total adjustments		(0.00)		(0.25)

Net loss per share, as restated	$	(0.26)	$	(1.12)

The following items are amended as a result of this Amendment No. 1:
•	Part I — Item 1. Financial Statements (Unaudited)

•	Part I — Item 2. Management’s Discussion and Analysis or Plan of Operation

•	Part I — Item 3. Controls and Procedures

•	Part II — Item 6. Exhibits

The Company has attached to this Amendment No. 1 updated certifications executed as of the date of this Form 10-QSB/A by the Chief Executive Officer and Chief Financial Officer, as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. These updated certifications are attached as Exhibits 31.3, 31.4, 32.3, and 32.4, respectively, to this Form 10-QSB/A.
Except as discussed above, we have not modified or updated disclosures presented in the original quarterly report on Form 10-QSB filed on May 15, 2007, except as required to reflect the effects of the restatement. Accordingly, this Form 10-QSB/A does not reflect events occurring after the filing of our original Form 10-QSB or modify or update those disclosures affected by subsequent events, except as specifically referenced therein. Information not affected by the restatement is unchanged and reflects the disclosures made at the time of the original filing of Form 10-QSB. Accordingly, this Amendment No. 1 should be read in conjunction with the Company’s filings made with the SEC subsequent to filing the Form 10-QSB including any amendments to those filings.
Please refer to Note 5, “Restatement of Previously Issued Interim Financial Information,” of the notes to the unaudited condensed consolidated financial statements for a detailed discussion of the effects of the restatement.
As described in Note 6, “Subsequent Events — Going Concern Consideration,” of the notes to the unaudited condensed consolidated financial statements, based on the Company’s cash balances of approximately $4.4 million as of November 12, 2007 and recurring negative operating cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for the next twelve months. However, we are actively pursuing financial commitments from certain investors to provide additional funding to support the business. In addition, we are exploring strategic alternatives to reduce the amount of cash required to effectively operate the business and generate positive cash flows and profitability.

PART I FINANCIAL INFORMATION
Item 1. Financial Statements (Unaudited)
QUEPASA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	As restated (1)	As restated (1)
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$12,505,710	$14,093,811
Accounts receivable—trade	41,866	74,355
Other current assets	144,475	332,478

Total current assets	12,692,051	14,500,644

Property and equipment—net	728,685	546,481
Jet rights—net	961,272	986,457
Other assets	140,021	55,102

Total assets	$14,522,029	$16,088,684

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,148,580	$711,486
Accrued expenses	93,629	92,070
Unearned grant income	80,680	94,980

Total current liabilities	1,322,889	898,536

COMMITMENTS AND CONTINGENCIES (see Note 2)

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value; authorized—5,000,000 shares; none issued and outstanding	—	—
Common stock, $.001 par value; authorized—50,000,000 shares; 12,230,761 shares issued and outstanding at March 31, 2007 and 11,705,861 shares issued and outstanding at December 31, 2006	12,231	11,706
Additional paid-in capital	144,476,024	143,271,109
Accumulated deficit	(131,299,175)	(128,094,164)
Accumulated other comprehensive income	10,060	1,497

Total stockholders’ equity	13,199,140	15,190,148

Total liabilities and stockholders’ equity	$14,522,029	$16,088,684

See notes to unaudited condensed consolidated financial statements.
(1) See Note 5 — Restatement of Previously Issued Interim Financial Information

QUEPASA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss

	For the Three Months Ended
	March 31,	March 31,
	2007	2006
	As Restated (1)	As Restated (1)
	(Unaudited)
REVENUES	$52,482	$164,565

OPERATING COSTS AND EXPENSES:
Search services	—	118,152
Sales and marketing	494,142	50,670
Product and content development	996,810	190,865
General and administrative	1,851,032	8,594,272
Depreciation and amortization	92,603	21,549

TOTAL OPERATING COSTS AND EXPENSES	3,434,587	8,975,508

LOSS FROM OPERATIONS	(3,382,105)	(8,810,943)

OTHER INCOME (EXPENSE):
Interest income	164,386	8,245
Interest expense	—	(465)
Other income	12,708	—

TOTAL OTHER INCOME (EXPENSE)	177,094	7,780

LOSS BEFORE INCOME TAXES	(3,205,011)	(8,803,163)
Income taxes	—	—

NET LOSS	$(3,205,011)	$(8,803,163)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.26)	$(1.12)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	12,139,971	7,884,409

NET LOSS	$(3,205,011)	$(8,803,163)
Foreign currency translation adjustment	8,563	(5,702)

COMPREHENSIVE LOSS	$(3,196,448)	$(8,808,865)

See notes to unaudited condensed consolidated financial statements.
(1) See Note 5 — Restatement of Previously Issued Interim Financial Information

QUEPASA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Changes in Stockholders’ Equity
For the Three Months Ended March 31, 2007 (as restated)

							Accumulated
							Other	Total
	Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Income	Equity
Balance—December 31, 2006 (as restated)	—	$—	11,705,861	$11,706	$143,271,109	$(128,094,164)	$1,497	$15,190,148
Issuance of stock options for compensation	—	—	—	—	314,790	—	—	314,790
Exercise of stock options	—	—	518,500	519	861,331	—	—	861,850
Exercise of warrants	—	—	6,400	6	28,794	—	—	28,800
Foreign currency translation adjustment	—	—	—	—	—	—	8,563	8,563
Net loss	—	—	—	—	—	(3,205,011)	—	(3,205,011)

Balance—March 31, 2007 (Unaudited)	—	$—	12,230,761	$12,231	$144,476,024	$(131,299,175)	$10,060	$13,199,140

See notes to unaudited condensed consolidated financial statements
(1) See Note 5 — Restatement of Previously Issued Interim Financial Information

QUEPASA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended
	March 31, 2007	March 31, 2006
	As Restated (1)	As Restated (1)
	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,205,011)	$(8,803,163)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	92,603	21,549
Issuance of stock options and warrants for compensation	314,790	939,499
Issuance of warrants for strategic initiatives	—	7,387,979
Grant income	(12,708)	—
Changes in operating assets and liabilities:
Accounts receivable—trade	32,489	19,469
Other current assets	187,925	(454)
Other assets	(85,156)	(2,216)
Accounts payable	601,382	3,839
Accrued expenses	(161,814)	(71,686)
Deferred revenue	—	(20,173)

Net cash used in operating activities	(2,235,500)	(525,357)

Cash flows from investing activities:
Purchase of property and equipment	(253,039)	(11,888)

Net cash used in investing activities	(253,039)	(11,888)

Cash flows from financing activities:
Payments on long-term debt	—	(1,947)
Proceeds from exercise of stock options and warrants	890,650	437,000

Net cash provided by financing activities	890,650	435,053
Effect of foreign currency exchange rate on cash	9,788	(5,702)

Net decrease in cash and cash equivalents	(1,588,101)	(107,894)

Cash and cash equivalents at beginning of period	14,093,811	1,441,889

Cash and cash equivalents at end of period	$12,505,710	$1,333,995

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$465

Cash paid for income taxes	$—	$—

See notes to unaudited condensed consolidated financial statements
(1) See Note 5 — Restatement of Previously Issued Interim Financial Information

QUEPASA CORPORATION AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
Note 1—Description of Business and Summary of Significant Accounting Policies
Quepasa Corporation (the “Company”), a Nevada corporation, was incorporated in June 1997. The Company is a Spanish/English language Internet portal and online community targeting the U.S. Hispanic and Latin American markets. The Company’s web site provides users search engine capabilities and performance based marketing applications as well as traditional portal services centered around the Spanish market. The quepasa.com web site is operated and managed by the Company’s majority owned Mexico-based subsidiary, Quepasa.com de Mexico S.A. de C.V. Because the language preference of many U.S. Hispanics is English, the web site also offers users the ability to access information and services in the English language.
Interim Financial Information
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information required to be included in a complete set of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s 2006 Annual Report on Form 10-KSB, as amended.
Reclassifications
Certain prior quarter amounts in the condensed consolidated statements of operations and comprehensive loss and condensed consolidated statements of cash flows have been reclassified to conform to the current quarter’s presentation.
Loss Per Share
Loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share, except that the number of shares is increased to include potentially dilutive securities using the treasury stock method. Since the Company incurred a net loss in all periods presented, all potentially dilutive securities were excluded from the computation of diluted loss per share since the effect of including them is anti-dilutive.
The following table summarizes the number of dilutive securities outstanding for each of the periods presented, but not included in the calculation of diluted loss per share:

	March 31,
	2007	2006
Stock options	1,187,700	3,146,375
Warrants	4,432,500	4,194,240

Total	5,620,200	7,340,615

Recent Accounting Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position, cash flows, and results of operations.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 will be effective on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157 but does not believe that the adoption of SFAS 157 will have any material impact on its consolidated financial position, cash flows, or results of operations.

Note 2—Commitments and Contingencies
The Company leases its facilities under three non-cancelable operating leases which expire in 2007 and 2009. Future minimum lease payments under these leases as of March 31, 2007 are approximately as follows:

2007	$275,000
2008	322,000
2009	135,000

Total	$732,000

Litigation
On March 14, 2005, Mr. Craig Behar filed a complaint against the Company in Maricopa County Superior Court (case no. CV2005-004439) in Phoenix, Arizona. The complaint contains allegations of breach of contract and unpaid wages and seeks damages under various causes of action in amounts up to $311,400. The Company has reviewed Mr. Behar’s complaint with its counsel and finds the claims to be wholly without merit and intends to vigorously defend itself. Moreover, management believes that the amount of damages claimed by Mr. Behar have been grossly overstated in an attempt to induce the Company to settle the action rather than to proceed to litigation.
In addition, the Company is a party to certain other legal proceedings that arise in the ordinary course and are incidental to its business. Although litigation is inherently uncertain, based on past experience, management does not believe that the currently pending and threatened litigation or claims will have a material adverse effect on the Company’s consolidated financial position or results of operations. However, future events or circumstances, currently unknown to management, will determine whether the resolution of pending or threatened litigation or claims will ultimately have a material effect on consolidated financial position, cash flows or results of operations in any future reporting periods.
Note 3—Stock Option Plans
1998 Stock Option Plan
A summary of employee stock option activity under the 1998 Stock Option Plan as of March 31, 2007 is as follows:

	Number of	Weighted-Average
Options	Stock Options	Exercise Price
Outstanding at December 31, 2006 (1)	2,248,075	$2.42
Granted	—	—
Exercised	(518,500)	1.66
Forfeited or expired	(651,875)	1.99

Outstanding at March 31, 2007 (1)	1,077,700	$3.07

Exercisable at March 31, 2007 (2)	729,700	$2.50

(1)	Excludes stock options to purchase 110,000 shares of common stock at a weighted average exercise price of $1.93 per share being held by consultants.

(2)	Excludes stock options to purchase 100,000 shares of common stock at a weighted average price of $1.50 per share being held by a consultant.
The Company recognized compensation expense of $314,790 and $939,499 for the three months ended March 31, 2007 and 2006, respectively.
As of March 31, 2007, there was $1,289,235 in total unrecognized compensation cost, which is expected to be recognized over a weighted average period of 1.81 years.

2006 Stock Incentive Plan
On September 19, 2006, the Board of Directors approved, subject to stockholder approval, the Stock Incentive Plan (the “2006 Plan”). Under the terms of the 2006 Plan, the Company may issue up to 3,700,000 shares of common stock plus an additional number of shares of common stock equal to the number of shares previously granted under the 1998 Stock Option Plan that either terminate, expire, or lapse after the date of the Board of Directors’ approval of the 2006 Plan. As of March 31, 2007, there are 4,351,875 shares of common stock reserved for issuance, pursuant to shareholder approval under the 2006 Plan. Pursuant to the terms of the 2006 Plan, eligible individuals may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, or stock grant awards.
As of March 31, 2007, an aggregate of 22,500 shares of restricted stock and 322,000 stock options, with a weighted average exercise price of $10.00 per share, were granted to employees and directors subject to stockholder approval.
Note 4—Related Party Transactions
Alonso Ancira, a member of our Board of Directors, serves on the Board of Directors of Mexicans & Americans Thinking Together Foundation, Inc. (“Organization”). The Company made net payments of $0 to this Organization as part of a Corporate Sponsorship and Management Services Agreement (the “CSMSA”) during the three months ended March 31, 2007. See the Contractual Obligations and Commitments section within Item 2. Management’s Discussion and Analysis or Plan of Operation.
Note 5—Restatement of Previously Issued Interim Financial Information
5a. April 2007 Restatement (as originally filed)
In the fourth quarter of 2006, the Company identified accounting errors related to its accounting for stock options and warrants during 2006. Accordingly, the Company has restated its interim financial information for the three months ended March 31, 2006. The Company revisited the assumptions applied in its valuation of certain warrants and stock option awards. Upon review of the assumptions applied during the three months ended March 31, 2006, it was determined that certain assumptions related to the expected term and volatility used in the Black-Scholes option pricing model needed correction. These corrections resulted in a charge of $4,668,568, which resulted in an increase in net loss of $4,668,568 or ($0.60) per share. In addition, the Company determined that certain reclassifications between operating expense line items on the consolidated statements of operations were required for the three months ended March 31, 2006. These reclassifications had no effect on total operating expenses or net loss. The restatements had no effect on the Company’s cash flows from operating, investing or financing activities for the three months ended March 31, 2006.
The following table summarizes the effects of the restatement on the Company’s interim financial information for the three months ended March 31, 2006:

	Previously	Total
	Reported	Adjustments	Restated
Loss from operations	$(2,172,554)	$(4,668,568)	$(6,841,122)
Net loss	(2,164,774)	(4,668,568)	(6,833,342)
Loss per share	(0.27)	(0.60)	(0.87)
The following table summarizes the effects of the restatement and reclassifications on the Company’s operating costs and expenses for the three months ended March 31, 2006:

			Product and		Depreciation
	Search	Sales and	Content	General and	and
	Services	Marketing	Development	Administrative	Amortization	Total
Previously reported	$118,152	$24,232	$41,809	$2,131,377	$21,549	$2,337,119
Total adjustments	—	—	34,407	4,634,161	—	4,668,568
Total reclassifications	—	26,438	105,761	(132,199)	—	—

Restated	$118,152	$50,670	$181,977	$6,633,339	$21,549	$7,005,687

The following table summarizes the effects of the restatement on the Company’s stockholders’ equity as of March 31, 2006:

					Accumulated
					Other	Total
	Preferred	Common	Additional	Accumulated	Comprehensive	Stockholders'
	Stock	Stock	Paid-in Capital	Deficit	Income (Loss)	Equity
Previously reported	$—	$8,082	$117,899,635	$(116,652,907)	$(11,413)	$1,243,397
Adjustments	—	—	4,668,568	(4,668,568)	—	—

Restated	$—	$8,082	$122,568,203	$(121,321,475)	$(11,413)	$1,243,397

5b. October 2007 Restatement
In October 2007, the Company identified additional errors related to its accounting for stock options and warrants during 2006. Accordingly, the Company has restated its interim financial information for the three months ended March 31, 2006 and March 31, 2007. Upon review of the assumptions applied in the Black-Scholes option pricing model for warrants and stock option awards granted in 2006, the Company determined that errors existed in the expected volatility rates and expected terms used in the valuation process of the warrants and stock option awards. As a result, the Company recorded an additional $2.0 million and $49 thousand in non-cash stock compensation expense during the three months ended March 31, 2006 and March 31, 2007, respectively, causing increases in the Company’s net loss and loss per share of $1,969,821 and $0.25, respectively, during the three months ended March 31, 2006 and $49,267 and $0.00, respectively, for the three months ended March 31, 2007. The restatements have no impact on the Company’s cash flows from operating, investing, or financing activities.
The following table summarizes the effects of the restatement on the Company’s interim financial information for the three months ended March 31, 2006:

	Previously	Total
	Reported	Adjustments	Restated
	(Unaudited)
Loss from operations	$(6,841,122)	$(1,969,821)	$(8,810,943)
Net loss	(6,833,342)	(1,969,821)	(8,803,163)
Net Loss per share	(0.87)	(0.25)	(1.12)
The following table summarizes the effects of the restatement on the Company’s interim financial information for the three months ended March 31, 2007:

	Previously	Total
	Reported	Adjustments	Restated
	(Unaudited)
Loss from operations	$(3,332,838)	$(49,267)	$(3,382,105)
Net loss	(3,155,744)	(49,267)	(3,205,011)
Net Loss per share	(0.26)	(0.00)	(0.26)
The following table summarizes the effects of the restatement on the Company’s operating costs and expenses for the periods shown:

			Product and		Depreciation
	Search	Sales and	Content	General and	and
	Services	Marketing	Development	Administrative	Amortization	Total
	(Unaudited)
For the three months ended March 31, 2006:
Previously reported	$118,152	$50,670	$181,977	$6,633,339	$21,549	$7,005,687
Total adjustments	—	—	8,888	1,960,933	—	1,969,821

Restated	$118,152	$50,670	$190,865	$8,594,272	$21,549	$8,975,508

For the three months ended March 31, 2007:
Previously reported	$—	$490,781	$993,637	$1,808,299	$92,603	$3,385,320
Total adjustments	—	3,361	3,173	42,733	—	49,267

Restated	$—	$494,142	$996,810	$1,851,032	$92,603	$3,434,587

The following table summarizes the effects of the restatement on the Company’s stockholders’ equity for the periods shown:

					Accumulated Other	Total
	Preferred	Common	Additional	Accumulated	Comprehensive	Stockholders'
	Stock	Stock	Paid-in Capital	Deficit	Income (Loss)	Equity
	(Unaudited)
As of March 31, 2006:
Previously reported	$—	$8,082	$122,568,203	$(121,321,475)	$(11,413)	$1,243,397
Adjustments	—	—	1,969,821	(1,969,821)	—	—

Restated	$—	$8,082	$124,538,024	$(123,291,296)	$(11,413)	$1,243,397

As of March 31, 2007:
Previously reported	$—	$12,231	$142,270,210	$(129,093,361)	$10,060	$13,199,140
Roll-forward of fiscal year 2006 restatement	—	—	2,156,547	(2,156,547)	—	—
Adjustments	—	—	49,267	(49,267)	—	—

Restated	$—	$12,231	$144,476,024	$(131,299,175)	$10,060	$13,199,140

Note 6 — Subsequent Events
6a. Going Concern Consideration:
Based on the Company’s cash balances of approximately $4.4 million as of November 12, 2007 and recurring negative operating cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time after such date. However, the Company is actively pursuing financial commitments from certain investors to provide additional funding to support the business. In addition, the Company is exploring strategic alternatives to reduce the amount of cash required to effectively operate the business and generate positive cash flows and profitability.
The accompanying consolidated financial statements, as restated, have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Item 2. Management’s Discussion and Analysis or Plan of Operation
Forward-Looking Information
You should read the following discussion in conjunction with our condensed consolidated financial statements, which are included elsewhere in this Form 10-QSB/A. Management’s Discussion and Analysis or Plan of Operation contains statements that are forward-looking. These statements are based on current expectations and assumptions, which are subject to risk, uncertainties and other factors. Actual results may differ materially because of the factors discussed in the subsection below titled “Risk Factors.”
Company Overview
Quepasa.com is one of the largest and longest-established, bicultural, Hispanic online communities. We seek to entertain, enrich, and empower the members of our rapidly growing Internet community. Our interactive website delivers content, products, and services to our users in both English and Spanish. We focus our business on our online social network which is comprised chiefly of Hispanic and Latino 18-to-34 year olds living in the United States and in Central and South America.
In our new business model we intend to provide an increasing array of services to our website visitors that are designed to promote social interaction and information sharing. These products are designed to attract and adhere traffic to our website. Our intention during 2007 is to introduce a variety of products and services that grow and produce positive cash flows. We expect these products and services to drive visitors to our website. As traffic grows, we expect an increasing number of major consumer product firms, healthcare providers, financial institutions, and other enterprises seeking a nexus with the emerging Hispanic market. We intend to actively pursue such advertising by mounting a sales program targeting large advertising agencies and their clients.
During 2006 and through the first quarter of 2007, we had significant performance growth on the site. The areas of growth we experience on the site include page views, registered members, and unique visitors. Total page views for the first quarter of 2007 were 109 million, compared to 22 million for the same period in 2006, a 395% increase. Total new members for the first quarter of 2007 were 541 thousand, compared to 29 thousand for the same period in 2006, a nearly 20-fold increase. Daily unique visitors for the first quarter 2007 totaled 5.1 million, compared to 1.6 million for the same period in 2006, a 219% increase. Total members for the first quarter 2007 were 1.2 million, compared to 199 thousand in the prior year quarter. Of the total new member growth year over year, about 300 thousand new members were due to the acquisition of corazones.com.
Revenue sources
During the three months ended March 31, 2007, our revenue was generated from three principal sources: revenue earned from the sale of banner advertising on our website, the Google AdSense program, and subscription sales. During the same period for the three months ended March 31, 2006, our revenue included revenue earned from “performance based” insertion of results from our directory and search engine based on proprietary technologies.
Banner Advertising Revenue. Banner revenue is generated when an advertiser purchases a banner placement within our quepasa.com website. We recognize revenue related to banner advertisements upon delivery.
Google AdSense Revenue. Google AdSense revenue is generated when a quepasa.com user clicks on a Google advertiser through either the displayed advertisements associated with content or by utilizing the Google search feature. We recognize revenue from Google AdSense in the period it is reported by Google.
Subscription Sales. As part of the new business model, subscription sales result from the purchase of mobile content and Internet television programming. Subscription based sales are generated through various content channels of the site, including the ringtone store and the television channel. We recognize revenue from subscription sales as products and services are delivered.
Performance-based Revenue. Performance-based revenue, or paid search results, is generated when an Internet user searches for a keyword and clicks on an advertiser’s listing on our website. Performance-based revenue is recognized in the period in which the “click-throughs” occur. “Click-throughs” are defined as the number of times a user clicks on an advertisement or search result. Performance-based revenue is recognized when there is evidence that the qualifying transactions have occurred at a set price. As of December 31, 2006, the performance based revenue model was discontinued as a result of implementing the new business model.

Summary
The majority of our revenues correlate to the number and activity level of users across our offerings on our website. During 2006 and into the first quarter of 2007, we redesigned and enhanced our website to provide a more relevant and user friendly experience. We believe that enhancing the user experience leads to a more valuable experience to both our users and advertisers and provides additional opportunities to introduce users to our products and services. By providing a more robust community experience, while providing continued new products and services we seek to become an essential part of our users’ online experience. We believe this deeper engagement of new and existing users and our website design, coupled with the growth of the Internet as an advertising medium will increase our revenues in 2007.
Operating Expenses
Our principal operating expenses consist of:
•	search services expenses;

•	product and content development expenses;

•	sales and marketing expenses;

•	general and administrative expenses; and

•	depreciation and amortization.
Search Services Expenses. Our search services expenses consist of payments made to our affiliates and partners that have either integrated our performance based search services into their sites or provided traffic to our directory listings. There are generally two economic structures of the affiliate and partner agreements: fixed payments based on a minimum amount of traffic delivered and variable payments based on the amount of searches or paid clicks associated with affiliate or partner traffic. We expense search services costs under two methods; fixed payments are expensed pro-rata over the term of the agreement and agreements based on a percentage of revenue are expensed based on the underlying revenue multiplied by the agreed upon rate. As of December 31, 2006, we have discontinued our search services.
Product and Content Development Expenses. Product and content development expenses consist of personnel costs associated with the development, testing and upgrading of our website and systems, content fees, and purchases of specific technology, particularly our search engine software, and telecommunications links access charges.
Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and expenses of marketing and sales personnel, and other marketing-related expenses including our mass media-based branding and advertising.
General and Administrative Expenses. General and administrative expenses consist primarily of costs related to corporate personnel, occupancy costs, general operating costs and corporate professional fee expenses, such as legal and accounting fees. As we move forward with our new business model, we anticipate an increase in general operating expenses, specifically, administrative salaries and dues and subscriptions and we anticipate a decrease in certain expenses, specifically, professional fees related to costs associated with business advisory services and financial consulting services.
Depreciation and Amortization Expenses. Our depreciation and amortization expenses have consisted primarily of depreciation related to our property and equipment and the amortization pertaining to jet rights acquired in 2006.
Other Income (Expense). Other income (expense) consists primarily of interest earned, net of interest expense, and earned grant income. We have invested our cash in money market funds and interest bearing checking and saving accounts, including cash and cash equivalents, which are subject to minimal credit and market risk. Earned grant income represents the amortized portion of a cash grant received from the Mexican government for approved capital expenditures. The grant is being recognized on a straight-line basis over the useful lives of the purchased assets.
Results of Operations
Comparison of the three months ended March 31, 2007 with the three months ended March 31, 2006
Our results of operations for the three months ended March 31, 2007 and 2006 were characterized by expenses that significantly exceeded revenues during the periods. We reported a net loss of $3.2 million for the three months ended March 31, 2007, compared to a net loss of $8.8 million for the three months ended March 31, 2006. During the three months ended March 31, 2007, we incurred $315 thousand in expenses related to issuance of stock options and warrants compared to $8.3 million for the three months ended March 31, 2006, which involved certain strategic initiatives, including acquiring the services of the Company’s Chief Executive Officer. In addition, we focused on enhancing our new business model resulting in an increase in professional fees of $1 million, an increase in travel and entertainment of $154 thousand and an increase in dues and subscriptions of $71 thousand. As a result, we increased our product and content development related expenses by approximately $810 thousand, sales and marketing expense increased by $443 thousand, and depreciation and amortization by $71 thousand.

Revenues
We generated $52 thousand of revenue for the three months ended March 31, 2007, a decrease of $113 thousand or 68 % from the $165 thousand of revenue generated for the three months ended March 31, 2006. In order to generate significant revenue under the new business model, we must continue to enhance the development and marketing of our banner advertising inventory. For the three months ended March 31, 2007, our revenue was primarily generated from banner advertising.
Banner Advertising Revenue. Banner advertising revenue for the three months ended March 31, 2007 increased by approximately $28 thousand, or 424%, compared to the prior year. We currently expect banner advertising revenue to increase for 2007 compared to 2006 as we increase our user base and activity levels on our website. For the three months ended March 31, 2007 and 2006, banner advertising revenue accounted for approximately 66 % and 4 % of total revenue, respectively.
Google AdSense. Google AdSense revenue for the three months ended March 31, 2007 decreased by approximately $12 thousand, or 41%, as compared to the prior year as a result of the change from the old business model. We currently expect Google AdSense revenue to increase for 2007 compared to 2006 as we increase our user base and activity levels on our website. For the three months ended March 31, 2007 and 2006, Google AdSense revenue accounted for approximately 33 % and 18 % of total revenue, respectively.
Performance Based Revenue. Performance based revenue for the three months ended March 31, 2007 decreased by approximately $128 thousand, or 100%, as compared to the prior year. During 2006, we shifted our business model from the less profitable performance based revenue to a more profitable banner advertising revenue model. As of December 31, 2006, we have discontinued our performance based services. During the three months ended March 31, 2007 and 2006, performance based revenue accounted for 0 % and 78 % of total revenue, respectively.
Subscription Sales. Subscription based revenue for the three months ended March 31, 2007 resulted in approximately 1% of total revenues. Subscription based sales were generated through various content channels of the site, including the ringtone store and the television channel.
Operating Costs and Expenses
Search Services. Search services expenses decreased $118 thousand, or 100%, for the three months ended March 31, 2007. This change is attributable to a discontinuation of our expenses related to online distribution agreements and corresponds to the discontinued performance based revenue at the end of 2006.
We do not intend to incur any search services expenses during 2007 as a result of the changes in our new business model.
Sales and Marketing. Sales and marketing expense increased $443 thousand, or 875%, to $494 thousand, from $51 thousand for the three months ended March 31, 2007 and March 31, 2006, respectively. During 2006, as a result of the change in our business model away from performance based revenue to focus more on banner advertising and content ad placements, we had increases in marketing expenses associated with acquiring traffic. These increases are partially offset by a decrease in commission expense related to the decline in revenue.
We currently believe that sales and marketing expenses will increase in 2007 compared to 2006, as we continue to grow and expand our reach to advertisers and users.
Product and Content Development. Product and content development expenses increased $805 thousand, or 422%, to $997 thousand from $191 thousand for the three months ended March 31, 2007 compared to the same period in 2006. This increase is attributable to changes in our technology and development staff. Quepasa.com de Mexico provides substantially all of our design, translation services, and website management and development services for us.
We currently believe that product and content development expenses will increase significantly in 2007 compared to 2006, as we continue to invest in our infrastructure and personnel to provide an enhanced product to our users and advertisers.
General and Administrative. General and administrative expenses consist primarily of compensation related expenses (including stock-based compensation), salaries, dues and subscriptions expense, and professional fees.

General and administrative expenses for the three months ended March 31, 2007 decreased $6.7 million, or 78%, to $1.9 million, from $8.6 million for the same period in 2006. The decrease is primarily attributed to compensation for certain strategic initiatives, including acquiring the services of the Company’s Chief Executive Officer, which occurred during the three months ended March 31, 2006.
The decrease in general and administrative expenses for the three months ended March 31, 2007 compared to the same period in 2006 was partially offset by increases in the following areas:
•	An increase in general and administrative salaries of $104 thousand, or 120%, to $191 thousand, from $87 thousand for the prior year. This increase is driven by our increased staffing during 2006 and the first quarter 2007 as we build and enhance our internal services and administrative and accounting functions.

•	An increase in recruiting fees of $134 thousand, or 100%, to $134 thousand from $0 for the prior year. This increase is driven by the increased hiring during the first quarter 2007.

•	An increase in professional fees expense of approximately $1 million, or 1,049%, to $1.1 million, from $85 thousand for the prior year. This increase is attributable to the increased level of outside professional services we required in order to enhance our compliance and corporate governance, technology infrastructure and other legal and professional matters.

•	An increase in travel and entertainment of $154 thousand, or 3,850%, to $158 thousand from $4 thousand for the prior year and an increase in dues and subscriptions of $71 thousand, or 245%, to $100 thousand from $29 thousand for the prior year. These increases are attributable to our overall growth as we build and enhance our business.
We currently believe that general and administrative expenses, excluding non-recurring stock-based compensation charges, will increase in 2007 compared to 2006, as we continue to invest in our infrastructure to support our continued business expansion.
Depreciation and Amortization. Depreciation and amortization expense increased $71 thousand, or 323%, to $93 thousand from $22 thousand for the three months ended March 31, 2007 compared to the same period in 2006. This increase is attributable to the depreciation associated with recent capital purchases and approximately $25 thousand in amortization expense related to corporate jet rights received as part of the agreement with Mexicans & Americans Thinking Together.
We have purchased and expect to continue purchasing the capital equipment we need to sustain and build our infrastructure as our user growth and product requirements expand. As a result, we expect depreciation and amortization expense to increase in 2007 and beyond as we invest in capital equipment related to our enterprise growth.
Other Income (Expense). Other income (expense) primarily consists of interest income offset by interest expense. Other income for the three months ended March 31, 2007 increased $169 thousand, or 2,113%, to $177 thousand from $8 thousand for the three months ended March 31, 2006. The increased income is mainly attributable to the additional interest earned on cash and cash equivalents.
Liquidity and Capital Resources
As of March 31, 2007 and December 31, 2006:

	2007	2006
Cash and cash equivalents	$12,505,710	$14,093,811

Percentage of total assets	86%	88%

For the three months ended March 31, 2007 and 2006:

	2007	2006
Net cash used in operating activities	$(2,235,500)	$(525,357)
Net cash used in investing activities	$(253,039)	$(11,888)
Net cash provided by financing activities	$890,650	$435,053

We have substantial capital resource requirements and have generated significant losses since our inception. At March 31, 2007, we had $12.5 million in cash and cash equivalents compared to $14.1 million at December 31, 2006.

We invest excess cash predominately in marketable securities that are liquid. We also invest excess cash to support our growing infrastructure needs and to expand our operations.
During the three months ended March 31, 2007, we obtained gross proceeds of $891 thousand from the exercise of stock options and warrants. During the three months ended March 31, 2006, we obtained gross proceeds of $437 thousand from the exercise of stock options and warrants.
Based on our cash balances of approximately $4.4 million as of November 12, 2007 and our recurring negative operating cash flows, there is substantial doubt about our ability to continue as a going concern for the next twelve months. However, we are actively pursuing financial commitments from certain investors to provide additional funding to support the business. In addition, we are exploring strategic alternatives to reduce the amount of cash required to effectively operate the business and generate positive cash flows and profitability.
The accompanying consolidated financial statements, as restated, have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.
Cash flow changes
Cash used in operating activities is driven by our net loss, adjusted for non-cash items. Non-cash adjustments include depreciation, warrants issued for strategic initiatives, including an executive acquisition, and other stock-based compensation expense. Net cash used in operations was $2.2 million for the three months ended March 31, 2007 compared to $525 thousand for the same period in 2006. For the three months ended March 31, 2007, net cash used by operations consisted of a net loss of $3.2 million offset by non-cash expenses of $93 thousand in depreciation and amortization plus $315 thousand related to the issuance of stock options and warrants. Additionally, changes in working capital impacted the net cash used in operating activities. These changes included an increase in accounts payable of $601 thousand and other assets of $85 thousand offset by decreases in accrued expenses of $162 thousand and other current assets of $188 thousand. Net cash used by operations for the three months ended March 31, 2006 consisted of a net loss of $8.8 million offset by non-cash expenses of $22 thousand in depreciation and amortization plus $7.4 million related to the issuance of warrants for strategic initiatives, including an executive acquisition and $939 thousand related to the issuance of stock options and warrants for compensation. Changes in working capital for the three months ended March 31, 2006 included decreases in accounts receivable of $19 thousand, accrued expenses of $72 thousand, and deferred revenue of $20 thousand.
Net cash used in investing activities is primarily attributable to capital expenditures. Our capital expenditures were $253 thousand for the three months ended March 31, 2007, compared to capital expenditures of $12 thousand for the same period in 2006. The increase for the three months ended March 31, 2007 was primarily a result of our purchase of certain hardware to support our expanding operations.
Net cash provided by financing activities is driven by our financing activities related to stock option and warrant exercises. Cash proceeds from the exercise of stock options and warrants were $891 thousand for the three months ended March 31, 2007, compared to $437 thousand, for the same period in 2006.
Capital expenditures
Capital expenditures have generally been comprised of purchases of computer hardware, software, server equipment, furniture and fixtures. Capital expenditures were $253 thousand for the three months ended March 31, 2007, compared to $12 thousand the same period in 2006. Our capital expenditures in 2007 are expected to increase compared to 2006 levels as we continue to invest in the expansion of our product and services offerings. We anticipate that this increased level of expenditure will continue in the future as business conditions merit.
Contractual Obligations and Commitments
On November 20, 2006, in connection with a financing transaction, the Company entered into a Corporate Sponsorship and Management Services Agreement (the “CSMSA”) with an investor and a foundation formed and controlled by the investor (the “Organization”) The CSMSA provides that the Company will develop, operate and host the foundation’s website and provide to it all the services necessary to conduct such operations. During the first three years of the term of the CSMSA, the foundation will reimburse the Company for its costs and expenses in providing these services, not to exceed $500 thousand per annum. The CSMSA further provides that the Company will pay the foundation’s operating costs through October 2016 (including certain special event costs commencing in year four), up to $1.2 million per annum, minus the Company’s costs and expenses for providing the services described above. For the three months ended March 31, 2007, the Company’s obligations under the CSMA did not have an impact on cash and cash equivalents.

Recent Acquisition
On February 7, 2007, the Company purchased certain assets of corazones.com. We acquired all existing registered users, the domains corazones.com and corazonesdemexico.com, the existing operating system including the interface, administrative and billing systems and the related logos and trademarks of the associated properties.
Critical Accounting Policies, Judgments and Estimates
Our discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimates are made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the condensed consolidated financial statements.
Stock-Based Compensation Expense.
We account for stock-based compensation using the fair value method outlined by SFAS 123R. Accordingly, we recognize stock-based compensation for the estimated fair value of employee stock options on the date of grant and recognize compensation cost for those shares expected to vest over the service period of the award. Prior to SFAS 123R adoption, we accounted for share-based payments under APB 25 and accordingly, generally recognized stock-based compensation expense using the intrinsic value method.
The fair values of share-based payments are estimated on the date of grant using the Black-Scholes option pricing model that uses weighted average assumptions. Expected volatility is based on historical volatility of the Company’s common stock. The Company has elected to use the simplified method described in Staff Accounting Bulletin 107, “Share-Based Payment”, to estimate the expected term of employee stock options. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.
The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. See Note 3 — “Stock Option Plans” and Note 4 — “Restatement of Interim Financial Information” for additional information.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 will be effective for us on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157 but does not believe that the adoption of SFAS 157 will have a material impact on our financial position, cash flows, or results of operations.
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position, cash flows, and results of operations.

Risk Factors
This Quarterly Report on Form 10-QSB includes “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated in this Form 10-QSB could be deemed forward-looking statements, particularly statements about our plans, strategies and prospects under the heading “Management’s Discussion and Analysis or Plan of Operation.” Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this Form 10-QSB are made based on our current expectations and estimates, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in forward-looking statements.
Among the factors that could affect our results and cause them to materially differ from those contained in the forward-looking statements include:
•	our ongoing operating losses;

•	the possibility of liability for information displayed or accessed via our website and for other commerce related activities;

•	competition in the operation of our website and in the provision of our information retrieval services;

•	the ability to protect our intellectual property rights;

•	the ability to retain our executive officers and senior management;

•	the ability to raise additional capital;

•	changing laws, rules, and regulations;

•	potential liability for breaches of security on the Internet;

•	dependence on third party databases and computer systems;

•	competition from traditional media companies; and

•	new technologies that could block our ability to advertise.
Additional factors that could affect our future results or events are described from time to time in our Securities and Exchange Commission reports. In particular, see the description of risks and uncertainties that is set forth in our Forms 10-KSB and 10-KSB/As for the fiscal year ended December 31, 2006, filed on April 17, 2007, May 4, 2007, and October 30, 2007, respectively, as well as other similar disclosures in subsequently filed reports. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.
You should carefully consider the risks and uncertainties stated above and other information in this Form 10-QSB and subsequent reports filed with or furnished to the Securities and Exchange Commission before making any investment decision with respect to our securities. If any of the risks or uncertainties stated above actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline, and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
Item 3. Controls and Procedures
Disclosure Controls and Procedures
The Company maintains disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in reports filed under the Exchange Act is recorded, processed, summarized, and reported within the specified time periods and accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.
The Company’s management, under the supervision and with the participation of its Chief Executive Officer and its Chief Financial Officer, evaluated the effectiveness of its disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) promulgated under the Exchange Act) as of the end of the period covered by this report. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of that date, the Company’s disclosure controls and procedures required by paragraph (b) of 13a-15 or 15d-15 were not effective at the reasonable assurance level as a result of certain weaknesses in the Company’s internal control over financial reporting, which the Company views as an integral part of its disclosure controls and procedures.

Remediation of Certain Weaknesses and Changes in Internal Controls
As discussed in the Company’s Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 2006, during the financial reporting process for the fiscal year end December 31, 2006, certain weaknesses in the Company’s internal control over financial reporting were identified, including inadequate documentation of policies, procedures, and internal controls; weaknesses in information technology controls and procedures; a lack of sufficient accounting personnel and expertise to address the Company’s expanding and increasingly complex financial reporting needs; and incorrect accounting treatment of certain expenses and equity issuances.
The Company is addressing these identified weaknesses by, among other things, conducting a search for additional and more experienced accounting and finance staff to bolster the Company’s internal capabilities and expertise; recently hiring a Chief Technology Officer and outside consultant to address information technology controls and procedures; increased oversight of the Company’s operations in Mexico; improving the Company’s technology related to its business and operations; and undertaking to systemically resolve such weaknesses in consultation with its independent auditor.
During the quarter ended March 31, 2007, management augmented its internal accounting resources by using external resources in connection with its review and completion of the financial reporting process. Management believes that there are no material inaccuracies or omissions of material fact and, to the best of its knowledge, believes that the consolidated financial statements for the quarter ended March 31, 2007, fairly present in all material respects the financial condition and results of operations for the Company in conformity with accounting principles generally accepted in the United States of America.
As part of the Company’s on-going efforts to address the weaknesses discussed above, the Company has hired a new Controller and an outside consultant in August 2007 to assist with the financial review and reporting processes, document policies and procedures, and implement a remediation plan to address the internal control weaknesses.
Certain of the personnel changes described above occurred during the fourth quarter of 2006. Other than as described above, there have not been any other changes in the Company’s internal control over financial reporting during the quarter ended March 31, 2007, which have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
Limitations on the Effectiveness of Controls
A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The Company’s management, including its Chief Executive Officer and its Chief Financial Officer, do not expect that the Company’s disclosure controls will prevent or detect all errors and all fraud. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with associated policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

QUEPASA CORPORATION AND SUBSIDIARIES
PART II. OTHER INFORMATION
Item 6. Exhibits
See Exhibit Index

QUEPASA CORPORATION AND SUBSIDIARIES
SIGNATURES
In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Quepasa Corporation
November 16, 2007	By:	/s/ John C. Abbott
		Name:	John C. Abbott
		Title:	Chairman and Chief Executive Officer (Principal Executive Officer)

November 16, 2007	By:	/s/ Michael D. Matte
		Name:	Michael D. Matte
		Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

31.3*	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended

31.4*	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended

32.3**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1850, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.4**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1850, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	filed herewith

**	furnished herewith

Exhibit 31.3
CERTIFICATIONS
I, John C. Abbott, certify that:
1.	I have reviewed this quarterly report on Form 10-QSB/A of Quepasa Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting.
5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Dated: November 16, 2007		/s/ John C. Abbott

	Name:	John C. Abbott
	Title:	Chairman and
Chief Executive Officer

Exhibit 31.4
CERTIFICATIONS
I, Michael D. Matte, certify that:
1.	I have reviewed this quarterly report on Form 10-QSB/A of Quepasa Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting.
5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Dated: November 16, 2007		/s/ Michael D. Matte

	Name:	Michael D. Matte
	Title:	Executive Vice President
And Chief Financial Officer

Exhibit 32.3
QUEPASA CORPORATION AND SUBSIDIARIES
Certification Pursuant to 18 U.S.C. Section 1350, As Adopted
Pursuant to Section 906 of The Sarbanes-Oxley Act of 2002
I, John C. Abbott, the Chairman and Chief Executive Officer of Quepasa Corporation (the “Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	This Quarterly Report on Form 10-QSB/A of the Company for the quarterly period ended March 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	That the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 16, 2007		/s/ John C. Abbott

	Name:	John C. Abbott
	Title:	Chairman and
Chief Executive Officer

Exhibit 32.4
QUEPASA CORPORATION AND SUBSIDIARIES
Certification Pursuant to 18 U.S.C. Section 1350, As Adopted
Pursuant to Section 906 of The Sarbanes-Oxley Act of 2002
I, Michael D. Matte, the Chief Financial Officer of Quepasa Corporation (the “Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	This Quarterly Report on Form 10-QSB/A of the Company for the quarterly period ended March 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	That the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 16, 2007		/s/ Michael D. Matte

	Name:	Michael D. Matte
	Title:	Executive Vice President
And Chief Financial Officer